Exhibit 10d



            ADDENDUM TO REAL ESTATE PURCHASE AGREEMENT BY AND BETWEEN
                         OASIS INTERNATIONAL CORPORATION
                        AND SENIOR CARE INDUSTRIES, INC.


DATED NOVEMBER 1, 2001

The herein referenced Agreement is amended as follows:

The cash down payment shall be made post closing upon a minimum land loan being available totaling $7,250,000 under terms and conditions suitable to Buyer.

The property value at closing shall be the fair market value of the property in accordance with an appraisal obtained by Buyer.

The Property will be re-appraised a minimum of every 24 months as entitlements are received. If required, additional stock (not to exceed a total of $40 Million) shall be issued to Seller based upon the property value as appraised when the following events occur.

Valuation upon recordation of Tentative Map for the whole project
Valuation upon recordation of Final Map for the whole project
Valuation upon completion of infrastructure for the whole project

Sellers have the ability to significantly improve the asset value through the achievement of certain milestones that the Company might otherwise have difficulty. Buyer agrees to hire Sellers entitlement consultant and pay said consultant in cash or cash equivalent not to exceed $26,000 per month for services rendered in connection with the entitlements on the Property.

Upon closing, 1,500,000 shares of S-8 stock shall be issued to consultants of Saw Tooth Builders Inc., and 1,500,000 shares of S-8 stock shall be issued to consultants of Phillips Holding Corporation, who shall be natural persons in connection with their fee contracts for identifying and negotiating the sale transaction as well as ongoing consulting and processing.

Debt Service on the current note on the Property shall continue to be paid on the Property by Seller until Buyer obtains a land loan for the cash down payment. If the cash down payment is not made within 24 months of close, a wrap note in the amount of $7,250,000 shall be signed by Buyer wherein Buyer pays the quarterly interest payment on the property at the current level of debt, not to exceed $40,000 per quarter

Buyer to receive a credit toward purchase price of $45,295 pursuant to expenditure by Buyer of $45,295 on the August, 2000 Oasis transaction.

Closing shall occur upon Buyer authorizing issuance of 600,000 shares of SENC Series "J" convertible preferred stock convertible 20 to 1 into common, with title transferred subsequent to close.

Agreed to and Accepted this 15th day of November, 2001:

Senior Care Industries Inc.,

By:    Craig H. Brown
   -------------------
Craig H. Brown
Title:  President

Oasis International Corporation

By:    Bonnie Tippetts
   --------------------
       Bonnie Tippetts
Title: President



ASSIGNMENT BY SENIOR CARE INDUSTRIES INC., TO MANTIS INVESTMENTS INC.

Senior Care Industries hereby assigns all of its rights title and interest in that certain Real Estate Purchase Agreement by and Between Senior Care Industries Inc., and Oasis International Corporation darted November 1, 2001 to Mantis Investments Inc., a wholly owned subsidiary of Senior Care Industries Inc.

Dated: November 30, 2001.



By:   Craig H. Brown
      -------------------
        Craig H. Brown
        President
        Senior Care Industries Inc






REAL ESTATE PURCHASE AGREEMENT

BY AND BETWEEN

OASIS INTERNATIONAL CORPORATION

AND

SENIOR CARE INDUSTRIES, INC.,

DATED NOVEMBER 1, 2001




1. THIS REAL ESTATE PURCHASE AGREEMENT (the "Agreement") is entered into as of this 1st day of November, 2001, by and between Senior Care Industries Inc., or Assignee (the "Buyer"), and Oasis International Corporation, (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties."

This Agreement contemplates a transaction in which the Buyer will purchase all of the assets (and assume certain of the liabilities) of the Seller in return for cash and stock.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

2.      Basic Transaction.

(a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer at the Closing for the consideration specified below in this 2, the Property more particularly described as the 800 acre residential site being part of the Oasis Subdivision "located in Elko Nevada whose legal description is contained in the preliminary title report attached hereto and incorporated herein by reference.

Overview SENC will acquire the approximately 800 acre site from OIHC in exchange for SENC stock, and certain consideration as detailed below. SENC shall entitle the 800 acre site for development of affordable golf course style villas, single family detached homes a hotel casino, ancillary commercial development and an 18 hole golf course.


(b)     Purchase Price.

Up to $60,000,000 shall be paid to Seller in cash and preferred stock, as follows:

(i) $11,250,000 cash

(ii) $48,750,000 shall be paid by issuing Seller 600,000 shares of SENC Series "J" convertible preferred stock convertible 20 to 1 into common stock under a conversion formula wherein 20% of the preferred stock may be converted to common stock each successive 2 year period, beginning two years after the acquisition by Senior Care.

(iii) Senior Care shall have the post-closing obligation to finance the entitlements and development of the Property, including processing and signing of government low interest loans which the Company believes are obtainable.

(iv) Upon close, Senior Care to immediately institute an entitlement and development program whose initial emphasis shall be to secure water rights for the property and gain approval of a master-plan entitling the property for the uses referenced in section (a) of this offer.

Upon close, Senior Care to immediately institute an entitlement and development program whose initial emphasis shall be to secure water rights for the property and gain approval of a masterplan entitling the property for the uses referenced in the section (a) of this offer.

(c) Payment of Transfer Taxes. Buyer will be responsible for any sales tax and/or transfer tax due as a result of the transfer of assets pursuant to this Agreement.

(d) Escrow. Escrow shall be opened at Centralized Escrow Systems upon Buyer delivering a 25,000-share Senior Care stock certificate to escrow, issued to Centralized Escrow FBO Oasis International Corporation.

(e) Closing. Closing shall occur upon Buyer issuing 600,000 shares of SENC Series "J" convertible preferred stock to Seller and Buyer executing a promissory note and mortgage in the amount of up to $11,250,000 which shall occur on or before January, 30, 2002, at such location as agreed to between Buyer and Seller, and shall be contingent only upon Buyer waiving its contingencies in writing, and Buyer delivering the consideration specified in 2
C. Upon Buyer receiving a land loan to fund the cash payment in accordance with section b (i), the promissory note shall be paid in full. In the event the land loan is not funded on or before January 30, 2002, Senior Care shall deed the property back to Seller.

(f) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in 6(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in 6(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer title to the real property and such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request.

3. Representations and Warranties of the Seller. The Seller, to the best of Seller's knowledge, represents and warrants to the Buyer that the statements contained in this 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this 3.

(a) Organization of the Seller. The Seller is a Limited Liability Company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. The Seller has full power and authority (including full authority from the Trust) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Trustee has duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of the charter or bylaws of Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in 2 above).

(d) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated. Buyer is obligated to pay a fee to State Capital Realty under a separate written agreement.

(e) Title to Assets. The Seller has good and marketable title to, or a valid leasehold interest in, the property.

(f) Legal Compliance. Seller and its respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(A) the Seller possesses all right, title, and interest in and to the real estate.

(B) the property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the property.

(g) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Seller.

(h) Environment, Health, and Safety.

(i) The Seller, and its predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of the Seller, and its predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

(ii) Seller has no Liability (and Seller and its predecessors and Affiliates has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

(iii) The property is free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

(iv) Disclosure. The representations and warranties contained in this 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this 3 not misleading.

4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this 4.

(a) Organization of the Buyer. The Buyer is a Nevada Corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in 2 above).

(d) Brokers' Fees. Buyer is to pay American Auditors an acquisition fee pursuant to a separate written agreement between said parties. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer may become liable or obligated.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in 6 below).

(b) Notices and Consents. The Seller will give any notices to third parties that the Buyer reasonably may request in connection with the matters referred to in 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in 3(c) and 4(c) above.

(e) Full Access. The Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller to the Property and to obtain copies of all books, records, contracts, and documents of or pertaining to the Property.

(f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in 3 and 4 above. No disclosure by any Party pursuant to this 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

6. Conditions to Obligation to Close.

(a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions is subject to satisfaction of the following contingencies, and Buyer shall have a 30 day period after opening escrow to approve the following contingencies.

(i) A physical inspection of the property.

(ii) Receipt and approval of a preliminary Title report and all underlying documents referenced therein. Said report to be provided by Seller.

(iii) Receipt and approval of any CC & R's

(iv) A personal property inventory and equipment inventory.

(v) Receipt and approval of any and all other written agreements which affect the property.

(vi) Receipt and approval of a phase I environmental.

(vii) Receipt and approval of entitlements to build a residential subdivision and golf course.

In addition to the approval of or waiving of the contingencies, The Seller shall have satisfied Buyer as to the following:

(vii) the representations and warranties set forth in 3 above shall be true and correct in all material respects at and as of the Closing Date;

(viii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(ix) the Seller shall have procured all of the third party consents specified in 5(b) above;

(x) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Acquired Assets and to operate the former businesses of the Seller;

(xi) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in 6(a)(i)-(iv) is satisfied in all respects; and

The Buyer may waive any condition specified in this 6(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in 4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in 6(b)(i)-(iii) is satisfied in all respects;

The Seller may waive any condition specified in this 6(b) if it executes a writing so stating at or prior to the Closing.

7. Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 30, 2001, by reason of the failure of any condition precedent under 6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 30, 2001, by reason of the failure of any condition precedent under 6(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

8. Post Closing Obligations. None

9. Miscellaneous.

(a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided in the Agreement.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Buyer may assign either this Agreement or any of its rights, interests, or obligations hereunder.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:                       Copy to:

Bonnie Tippetts



If to the Buyer:                        Copy to:

Craig H. Brown
410 Broadway
Laguna Beach, CA 92651

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. Each of the Buyer and the Seller will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

(n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter [(subject to the provisions set forth in 8(p) below)], in addition to any other remedy to which it may be entitled, at law or in equity. The parties agree to approve a liquidated damages clause to be incorporated into the escrow instructions.

(p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the Southern District of California or County of Dade in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

(o) Bulk Transfer Laws. The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.


IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on [as of the date first above written.

Senior Care Industries Inc.,



By:     ____________________
Craig H. Brown
Title:  President



Oasis International Corporation



By:     ____________________
Bonnie Tippetts
        President





OASIS INTERNATIONAL CORPORATION
PROMISSORY NOTE


$7,250,000      Laguna Beach, California        December 31, 2001


FOR VALUE RECEIVED, the undersigned (the -Borrower+) promises to pay to the order of Oasis International Corporation at 3809 South West temple, Ste 1-D, Salt Lake City, Utah 84115, or at such other address as the holder of this Note shall direct, the principal sum of $7,250,000, payable At 7% per annum principal and interest payable quarterly in payments of $31,475 per quarter beginning March 31, 2004 and due on January 1, 2006, the Maturity date. No interest is payable on this note until March 31, 2004. On the Maturity Date the entire remaining unpaid principal balance of this Note, plus any and all accrued and unpaid interest, shall be due and payable.

Principal of and interest on this Note shall be payable in lawful money of the United States of America. If a payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next succeeding business day, and interest shall be payable thereon during such extension.

In the event any payment of principal or interest on this Note is not paid in full when due, or if any other default or event of default occurs hereunder, under the Loan Agreement or under any other present or future instrument, document, or agreement between the Borrower and Oasis International Corporation(collectively, "Events of Default"), Oasis International Corporation may, at its option, at any time thereafter, declare the entire unpaid principal balance of this Note plus all accrued interest to be immediately due and payable, without notice or demand. Without limiting the foregoing, and without limiting Oasis International Corporation other rights and remedies, in the event any installment of principal or interest is not paid in full on, or within five days after, the date due, the Borrower agrees that it would be impracticable or extremely difficult to fix the actual damages resulting therefrom to Oasis International Corporation, and therefore the Borrower agrees immediately to pay to Oasis International Corporation an amount equal to 1% of the installment (or portion thereof) not paid, as liquidated damages, to compensate Oasis International Corporation for the internal administrative expenses in administering the default. The acceptance of any installment of principal or interest by Oasis International Corporation after the time when it becomes due, as herein specified, shall not be held to establish a custom, or to waive any rights of Oasis International Corporation to enforce payment when due of any further installments or any other rights, nor shall any failure or delay to exercise any rights be held to waive the same. Without limiting Oasis International Corporation other rights and remedies, upon an occurrence of an Event of Default, the interest rate hereunder shall increase by an additional 2% per annum until such Event of Default has been cured.

All payments hereunder are to be applied first to costs and fees referred to hereunder, second to the payment of accrued interest and the remaining balance to the payment of principal. Any principal prepayment hereunder shall be applied against principal payments in the inverse order of maturity. Oasis International Corporation shall have the continuing and exclusive right to apply or reverse and reapply any and all payments hereunder.

The Borrower agrees to pay all costs and expenses (including without limitation attorney's fees) incurred by Oasis International Corporation in connection with or related to this Note, or its enforcement, whether or not suit be brought. The Borrower hereby waives presentment, demand for payment, notice of dishonor, notice of nonpayment, protest, notice of protest, and any and all other notices and demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and the Borrower hereby waives the benefits of any statute of limitations with respect to any action to enforce, or otherwise related to, this Note.

In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.

No waiver or modification of any of the terms or provisions of this Note shall be valid or binding unless set forth in a writing signed by a duly authorized officer of Oasis International Corporation, and then only to the extent therein specifically set forth. If more than one person executes this Note, their obligations hereunder shall be joint and several.

OASIS INTERNATIONAL CORPORATION AND BORROWER EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO: (i) THIS NOTE; OR (ii) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN OASIS INTERNATIONAL CORPORATION AND BORROWER; OR (iii) ANY CONDUCT, ACTS OR OMISSIONS OF OASIS INTERNATIONAL CORPORATION OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH OASIS INTERNATIONAL CORPORATION OR BORROWER; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

By_________________________________
 Craig H. Brown
Mantis Investments Inc.

The exact purchase price shall be determined by Senior Care through its receipt of appraisal that determines the purchase price by valuing the property on an "as-is" basis.. The appraisal may be performed post acquisition but in any event no later than the second anniversary of the closing and shall be updated every two years. In the event the appraised value of the Property is less than $60 Million, the preferred stock to be converted in accordance with footnote 3 shall be reduced to the appraised value less the cash down payment.

The cash paid at closing shall be generated from a land loan and may be adjusted downward (to no less than $7,250,000) in the event Senior Care determines the terms of the land loan require a lesser loan amount to make the project economically feasible.

For each successive two year period following the close, the number of preferred shares converted shall be adjusted to reflect the average ask price of the common stock at time of conversion, for the prior 10 day period. The amount of stock to be converted each year shall equal 20% of the purchase price minus the initial down payment. Example: Based upon a purchase price of $60,000,000 and a down payment of $11,250,000 the balance to be paid through the conversion of preferred stock on the each successive two year anniversary would equal ($60,000,000 - $11,250,000 down-payment * 20%) = $9,750,000 per conversion period. If on the two year anniversary, the average ask price is $2.00 per share, 243,750 shares of preferred stock would be converted at a 20 to 1 conversion netting the seller (243,750 * 20) = 4,875,000 shares of common stock valued at $2.00 per share for a total of $9,750,000. The same formula will be applied on each successive two- year anniversary, such that, if on the fourth year anniversary, (the second conversion date) the average ask price is $4.00 per share, 121,875 shares of preferred stock would be converted at a 20 to 1 conversion netting the seller (121,875 * 20) = 2,437,500 shares of common stock valued at $4.00 per share for a total of $9,750,000 and so on, for each successive two year period, the total shares converted under the formula will reflect the average stock price. At the end of the tenth year, any preferred stock that is not required for conversion in order to pay the full purchase price shall be returned to the SENC treasury. In the alternative, additional preferred stock shall be issued to Seller in the event that the ask price under the conversion formula results in a requirement for more stock to be issued in order for Seller to receive the full sales price.

OASIS PURCHASE AGREEMENT.DOC